February 23, 1994



To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Justin Industries, Inc. The meeting will be held on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas at 10:30 a.m. on Friday, March 18, 1994.

   The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. Whether or not you find it possible to attend the meeting personally, we hope you will have your stock represented by signing your proxy exactly as your name appears thereon and returning it promptly.

   We will have a social period prior to the meeting, beginning at 10:00 a.m., to provide an opportunity for shareholders to talk informally with our Officers and Directors.

                                        Sincerely yours,

                                        /S/ JOHN JUSTIN

                                        JOHN JUSTIN
                                        Chairman of the Board and
                                        Chief Executive Officer




                             JUSTIN INDUSTRIES, INC.

                 NOTICE OF ANNUAL MEETING FRIDAY, MARCH 18, 1994

                                   10:30 a.m.



TO THE SHAREHOLDERS OF JUSTIN INDUSTRIES, INC.:

   Notice is hereby given that the annual meeting of the shareholders of Justin Industries, Inc., a Texas corporation, will be held at 10:30 a.m., Friday, March 18, 1994, on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, for the following purposes:

      1.  To elect a board of nine (9) directors.

      2. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

   Only Shareholders of record at the close of business on February 15, 1994, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

   Shareholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

   If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

   Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Jon M. Bennett
                                        Secretary



February 23, 1994




                             JUSTIN INDUSTRIES, INC.
                                  P.O. Box 425
                            2821 West Seventh Street
                             Fort Worth, Texas 76101

                                ________________

                                 PROXY STATEMENT
                                ________________

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 18, 1994

   This Proxy Statement is furnished by Justin Industries, Inc., a Texas corporation (the "Company"), to the holders of outstanding shares of the Common Stock, par value $2.50 per share, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Company for use at the annual meeting of shareholders (the "Meeting") to be held on March 18, 1994, and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about February 23, 1994.

                                   THE MEETING

RECORD DATE, QUORUM AND VOTING

   The Board of Directors (the "Board") has established the close of business on February 15, 1994 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. At the close of business on such record date, there were 27,157,806 shares of Common Stock and 100 shares of Series Two Convertible Voting Preferred Stock, par value $2.50 per share (the "Preferred Stock"), issued and outstanding. Each shareholder of Common Stock or Preferred Stock will be entitled to one vote for each such share held by him at the close of business on such record date, and the holders of issued and outstanding shares having a majority of the votes entitled to be cast at the Meeting must be represented in person or by proxy in order to constitute a quorum.

   Shares represented by the enclosed proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of the Board contained in this Proxy Statement as to all shares represented by that proxy card. Any shareholder executing and delivering the enclosed proxy card may revoke such action by duly executing a later-dated proxy or an instrument expressly revoking the proxy, or by declaring its revocation at the Meeting. The persons named as proxies in the proxy card were selected by the Board and are currently directors of the Company.

   Management knows of no matters to be presented for action at the Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Meeting, proxies will be voted upon these other matters in accordance with the best judgement of the persons voting such proxies.

                              ELECTION OF DIRECTORS

   Directors of the Company may be elected by vote of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class, who are represented at the meeting in person or by proxy, as long as a quorum is present. A shareholder's abstention from voting or a non-vote by such shareholder's broker will therefore be counted in determining whether such a majority vote was cast only if such shareholder is so represented (either in person or by proxy) at the Meeting. Abstentions or broker non-votes by or on behalf of shareholders not so represented will be disregarded. Each director nominee so elected will hold office until such nominee's successor has been elected and qualified. The proxies given to the persons named in the enclosed proxy card will be voted for the election of the nominees listed below. In case of the inability of any of the nominees to serve, such proxies will be voted for the balance of those named and for substitute nominees, but the Board now knows of no reason to anticipate that any substitutions will occur. Directors elected at the Meeting cannot be removed prior to the next annual meeting except by a majority vote of the shareholders at any meeting at which a quorum of shareholders is present.

   The Board of Directors unanimously recommends a vote FOR the nominees listed below.

   The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made by the Chairman and other officers at Board and Committee meetings. During 1993, the Board held five meetings.

   The Board of Directors has appointed an Audit Committee consisting of three non-employee directors, Messrs. Friedman, Glaze and Tucker. This Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Each year it recommends to the Board the appointment of a firm of independent accountants to examine the financial statements of the Company. The Committee reviews with representatives of the independent accountants the scope of the examination of the Company's financial statements, results of that examination and any recommendations with respect to internal controls and financial matters. In fulfilling its responsibility, it periodically meets with and receives reports from the Company's management. The Audit Committee met twice in 1993.

   The Compensation Committee of the Board of Directors consists of two non-employee directors, Messrs. Friedman and Gearhart. This Committee sets the compensation of all elected officers, administers the Company's Stock Option Plans, including the granting of awards under the Plans, and recommends awards of discretionary bonuses, based on earnings or other performance criteria, for approval by the full Board. The Compensation Committee met once in 1993.

   Each member of the Board of Directors attended 100% of all meetings of the Board, except for Mr. Kelly, Mr. Musolino, and Dr. Tucker who attended 80% of all Board meetings. Each member of the Board of Directors attended 100% of all meetings of the Committees on which he served, except for Dr. Tucker who was absent from one of the two Audit Committee meetings.

   The names of the Board's director nominees, the year that each nominee first became a Director and certain other information about each nominee are set forth below:

                                                                     First
  Name, Age and Business             Principal Occupation           Elected
         Address                  During the Last Five Years        Director
- - --------------------------     --------------------------------     --------
John Justin (77)               Chairman of the Board and Chief        1968
Justin Industries, Inc.        Executive Officer of the Company
2821 West Seventh Street
Fort Worth, Texas 76107

J. T. Dickenson (64)           President and Chief Operating          1991
Justin Industries, Inc.        Officer of the Company; prior to
2821 West Seventh Street       December 1991, Executive Vice-
Fort Worth, Texas 76107        President of the Company; prior
                               to December 1989, Vice-President-
                               -Footwear Operations of the
                               Company and President of Justin
                               Boot Company

Bayard H. Friedman (67)        President of Bayard H. Friedman,       1969
500 Throckmorton Street        Inc., Investment Adviser; of
Fort Worth, Texas 76102        counsel in the law firm of
                               Friedman, Young & Suder; prior
                               to December 1992, Senior
                               Chairman, Team Bank, successor
                               to Texas American Bank-Fort
                               Worth, N.A. (a commercial bank);
                               also a director of Texas
                               Utilities Company (a public
                               utility); of counsel in the law
                               firm of Law, Snakard & Gambill;
                               prior to July 1989, partner in
                               Law, Snakard & Gambill; prior to
                               March 1989, personal investments

Marvin Gearhart (66)           Chairman of the Board and Chief        1981
7601 Will Rogers Blvd.         Executive Officer of Rock Bit
Fort Worth, Texas 76134        International, Inc. (a
                               manufacturer of drilling bits)

Robert E. Glaze (74)           Personal investments; also a           1969
2001 Bryan Street              director of Calloway's Nursery,
Suite 3131                     Inc. (a retail nursery)
Dallas, Texas 75201

Dee J. Kelly (65)              Shareholder and Director of the        1986
2500 Texas Commerce Tower      law firm of Kelly, Hart &
201 Main Street                Hallman (a professional
Fort Worth, Texas 76102        corporation); also a director of
                               AMR Corp. (an airline holding
                               company)

Joseph R. Musolino (56)        Vice Chairman of NationsBank of        1986
NationsBank of Texas, N.A.     Texas, formerly NCNB Texas
700 Louisiana Street           National Bank, N.A. (a
Houston, Texas 77002           commercial bank)

John V. Roach (55)             Chairman, President and Chief          1982
Tandy Corporation              Executive Officer, Tandy
1900 One Tandy Center          Corporation (a consumer
Fort Worth, Texas 76102        electronics company)

Dr. William E. Tucker (61)     Chancellor, Texas Christian            1981
Texas Christian University     University; also a director of
2800 South University Dr.      Tandy Corporation
Sadler Hall, Room 327
Fort Worth, Texas 76109


Mr. Ben J. Fortson, a member of the Board since 1991, has decided to not stand for re-election. He indicated that the responsibilities and time constraints in his own business had led him to make this decision.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASD"). Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

   Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1993.

                          VOTING SECURITIES OUTSTANDING

   The following table provides information as to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer and the four other most highly compensated executive officers, all directors and executive officers as a group, and each other person who beneficially owns 5% or more of the outstanding Common Stock as of the Record Date. In addition, John Justin owns all the 100 outstanding shares of the Company's Preferred Stock.

                                                     Shares of        Percent
                                                   Common Stock         of
              Name and Address                     Beneficially       Common
             of Beneficial Owner                       Owned          Stock
- - ---------------------------------------------     ---------------     -------
John Justin                                        5,124,271  (1)     18.87%
J. T. Dickenson                                      292,844  (2)      1.08
Ben J. Fortson                                       998,830  (3)      3.68
Bayard H. Friedman                                    13,500            .05
Marvin Gearhart                                        3,374            .01
Robert E. Glaze                                        1,532            .01
Dee J. Kelly                                         221,842  (4)       .81
Joseph R. Musolino                                     2,250            .01
John V. Roach                                          6,750            .02
Dr. William E. Tucker                                 18,450            .07
Richard J. Savitz                                    137,419  (5)       .51
Edward L. Stout, Jr.                                 255,153  (6)       .94
Jon M. Bennett                                       125,289  (7)       .46
c/o Justin Industries, Inc.
2821 West Seventh Street
Fort Worth, Texas 76107

All Directors and Executive Officers
 as a Group (14 persons)                           7,211,675  (8)     26.55

Holders of More Than 5% of the Common Stock:
 John Justin                                       5,124,271  (1)     18.87
 Justin Industries, Inc.
 2821 West Seventh Street
 Fort Worth, Texas 76107

Justin Industries, Inc. Employee Stock
  Ownership Plan                                   2,972,443  (9)     10.94
 c/o Texas Commerce Bank, as Trustee
 One Tandy Center
 Fort Worth, Texas 76102


(1) Includes 4,952,688 shares of which Mr. Justin is owner of record and beneficially; 625 shares of which Mr. Justin has a vested interest pursuant to the Justin Industries, Inc. Employee Stock Ownership Plan (the "ESOP"); 64,718 shares with respect to which Mr. Justin holds currently exercisable stock options; 2,826 shares which Mr. Justin may acquire upon conversion of the 100 shares of Preferred Stock held by him; and 103,414 shares owned beneficially by reason of Mr. Justin's position as Trustee of a charitable trust.

(2) Includes 131,328 shares of which Mr. Dickenson is owner of record and beneficially; 4,214 shares of which Mr. Dickenson's wife is owner of record and beneficially to which Mr. Dickenson disclaims beneficial ownership; 21,188 shares of which Mr. Dickenson has a vested interest pursuant to the Company's ESOP; 32,700 shares with respect to which Mr. Dickenson holds presently exercisable stock options; and 103,414 shares owned beneficially by reason of Mr. Dickenson's position as Trustee of the charitable trust referred to in (1) above.

(3) Includes 557,974 shares owned of record and beneficially; and 440,856 shares owned beneficially by reason of Mr. Fortson's position as trustee of certain family trusts.

(4) Includes 115,665 shares of which Mr. Kelly is owner of record and beneficially; 88,277 shares owned by the Dee Kelly Corporation with respect to which Mr. Kelly disclaims beneficial ownership of 30% or 26,483 shares by virtue of the equity interest of Mr. Kelly's three children in this corporation; and 17,900 shares owned by Kelly Group Investors (a partnership) of which Mr. Kelly disclaims beneficial ownership of 57.8% or 10,341 shares because of the percentage of this partnership owned by his three children.

(5) Includes 95,360 shares of which Mr. Savitz is owner of record and beneficially; 28,659 shares of which Mr. Savitz has a vested interest pursuant to the Company's ESOP; and 13,400 shares with respect to which Mr. Savitz holds presently exercisable stock options.

(6) Includes 176,170 shares of which Mr. Stout is owner of record and beneficially; 16,000 shares of which Mr. Stout's wife is owner of record and beneficially to which Mr. Stout disclaims beneficial ownership; 30,683 shares of which Mr. Stout has a vested interest pursuant to the Company's ESOP; and 32,300 shares with respect to which Mr. Stout holds presently exercisable stock options.

(7) Includes 93,608 shares of which Mr. Bennett is owner of record and beneficially; 18,281 shares of which Mr. Bennett has a vested interest pursuant to the Company's ESOP; and 13,400 shares with respect to which Mr. Bennett holds presently exercisable stock options.

(8) Includes 100,952 shares in which a vested interest is owned pursuant to the Company's ESOP and 158,418 shares with respect to which currently exercisable stock options are held. Directors and executive officers disclaim any beneficial ownership of shares which are beneficially owned by family members.

(9) The shares of Common stock held by the Company's ESOP will be voted by Texas Commerce Bank--Fort Worth, as Trustee of the ESOP, which will exercise its independent fiduciary judgment as Trustee to act solely in the interests of the ESOP's participants, taking into account, among other facts, the provisions of the ESOP to the effect that shares as to which no voting instructions are received from ESOP participants are to be voted in the same proportion as are shares for which voting instructions are received.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1993.


                                                         Long-Term   All Other
                                                         Compensa-   Compensa-
                                   Annual Compensation     tion        tion
                                   -------------------  ----------  ----------
                                                          Awards
                                                        ----------
                                                          No. of
                                                        Securities
         Name and                                       Underlying
    Principal Position      Year    Salary     Bonus      Options
                                                            (b)         (c)
- - --------------------------- -----  --------  --------   ----------  ----------

John Justin                 1993   $475,000  $275,000      7,500      $2,909
Chairman of the Board &     1992    450,000   250,000     15,000       3,160
  Chief Executive Officer   1991    410,000   125,000     22,500       2,885

J. T. Dickenson             1993    275,000   225,000      6,000       2,909
President & Chief Operating 1992    225,000   200,000     12,000       3,160
  Officer (a)               1991    175,000   100,000     15,000       2,885

Richard J. Savitz           1993    170,000   120,000      5,000       2,909
Vice President - Finance    1992    157,500   100,000     10,000       3,160
  and Treasurer             1991    150,000    60,000     15,000       2,885

Edward L. Stout, Jr.        1993    200,000   225,000      5,000       2,909
Vice President - Brick      1992    165,000   200,000     10,000       3,160
                            1991    150,000    50,000     15,000       2,885

Jon M. Bennett              1993    120,000    85,000      5,000       2,909
Vice President -            1992    106,000    75,000     10,000       3,160
  Administration            1991    100,000    40,000     15,000       2,885


(a) Prior to December 1991, Mr. Dickenson served as Executive Vice President of the Company.

(b) 1992 and 1991 shares have been adjusted for the 2-for-1 stock split on May 18, 1993; 1991 shares have been adjusted for the 3-for-2 stock split on April 22, 1992.

(c) Amounts include Company ESOP matching contributions paid or accrued on behalf of each executive officer of $2,249 in 1993, $2,500 in 1992, and $2,225 in 1991. In addition, $660 is reflected in each year and for each executive officer representing Company paid premiums for $100,000 of term life insurance coverage.

OPTION GRANTS DURING 1993

   The following table provides information related to options granted to the named executive officers during 1993.


                   Individual Grants
- - -------------------------------------------------------
                     No. of    % of
                     Securi-   Total    Exer-                    Potential
                      ties    Options  cise or              Realizable Value at
                     Under-   Granted   Base                   Assumed Annual
                      lying     to      Price                  Rates of Stock
                     Options  Employ-    Per     Expira-      Price Appreciation
                     Granted  ees in    Share     tion       for Option Term (d)
        Name         (a)(b)    1993      (c)      Date          5%         10%
- - -------------------- -------  -------  -------  --------     -------------------
John Justin           7,500    4.93%    $12.75  12/14/03     $60,138   $152,402
J. T. Dickenson       6,000    3.94%     12.75  12/14/03      48,110    121,921
Richard J. Savitz     5,000    3.29%     12.75  12/14/03      40,092    101,601
Edward L. Stout, Jr.  5,000    3.29%     12.75  12/14/03      40,092    101,601
Jon M. Bennett        5,000    3.29%     12.75  12/14/03      40,092    101,601

(a) Options vest at 20% per year on the first through the fifth anniversary dates of the grant. If the optionee dies or retires from the Company for reasons of age or disability, the Compensation Committee may approve the exercise of all options, whether or not currently vested. In addition, in the event of a dissolution or liquidation of the Company or a merger or a consolidation in which the Company is not the surviving corporation, each optionee has the right to exercise all options granted at least one year prior to the event, whether or not vested.

(b) Options granted are for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(c) All options above were granted at market value at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by cash, delivery of already owned shares, offset of the underlying shares, or a combination of any of the foregoing, subject to certain conditions in the case of current stock holdings.

(d) Gains are reported net of the option exercise price, but before taxes associated with the exercise. These gains are calculated based on the stated assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not be necessarily achieved.

OPTION EXERCISES DURING 1993 AND YEAR END OPTION VALUES

     The following table provides information related to options exercised and options available at year end to the named executive officers.


                                              No. of
                                            Securities
                      Shares                Underlying
                       Ac-                 Unexercised      Value of Unexercised
                      quired             Options at Year-   In-the-Money Options
                     on Exer-    Value          End               at Year-End
                       cise    Realized   Exer-   Unexer    Exercis-    Unexer-
        Name                      (a)    cisable  cisable    able       cisable
- - -------------------- -------  ---------  -------  -------   ---------  ---------
John Justin            ---    $   ---     64,718   39,816    $633,498   $285,627
J. T. Dickenson        ---        ---     32,700   36,900     320,794    214,922
Richard J. Savitz    30,900    1,090,812  13,400   34,300     118,649    212,922
Edward L. Stout, Jr.   ---        ---     32,300   34,300     320,794    212,922
Jon M. Bennett       30,900    1,021,287  13,400   34,300     118,649    212,922

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes payable upon exercise.

PENSION PLAN TABLE

   The following table provides information related to the Company's defined benefit pension plan in which the named executive officers participate.

 Average
 Compen-
 sation                            Years of Service
- - ---------   ---------------------------------------------------------------
               15      20        25      30        35        40        50
            -------  -------  -------  -------  --------  --------  --------
$125,000    $23,438  $31,250  $39,063  $46,875  $ 54,688  $ 62,500  $ 78,125
$150,000     28,125   37,500   46,875   56,250    65,625    75,000    93,750
$175,000     32,813   43,750   54,688   65,625    76,563    87,500   112,172
$200,000     37,500   50,000   62,500   75,000    87,500   100,000   112,172
$225,000     42,188   56,250   70,313   84,375    98,438   112,172   112,172
$250,000     44,220   58,960   73,700   88,440   103,180   112,172   112,172
 and up


   Compensation covered by the plan includes salary, bonus and deferred compensation payments up to $235,840 per participant in 1993. Gains realized upon exercise of stock options are not covered. The estimated credited years of service for each of the named executive officers is as follows: Mr. Justin - 57; Mr. Dickenson - 19; Mr. Savitz - 14; Mr. Stout - 44; and Mr. Bennett - 25.

   The normal retirement benefit, at age 65, is calculated based upon each employee's years of service and final average compensation, reduced by anticipated social security benefits. Benefit payments are computed using the straight life annuity method. Certain reductions are made for employees electing alternative payment options or early retirement. The maximum annual benefit payable by the Pension Plan to any one employee upon retirement is limited to $112,172 in 1993, except for Mr. Justin's benefit. Mr. Justin's benefit was determined under special phase-in rules of the Tax Reform Act of 1986. Payments to Mr. Justin began in April 1988 under minimum distribution requirements in the annual amount of $114,600. Payments will continue until the death of either Mr. or Mrs. Justin, with 66.67% thereof payable for the life of the survivor.

EXECUTIVE SUPPLEMENTAL RETIREMENT, DEATH AND DISABILITY INCOME BENEFIT PROGRAM AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN OF 1992

   The Executive Supplemental Retirement, Death and Disability Income Benefit Program and Supplemental Executive Retirement Plan of 1992 (the "Supplemental Programs") are applicable to selected key employees of the Company and its divisions or subsidiaries, including all named executives. Under the Supplemental Programs, the Company will pay to each named executive upon retirement, death or disability $25,000 per year for a period of ten years. The Supplemental Programs are partially funded by life insurance policies covering certain participants, with the Company paying all costs of the policies. The insurance policies covering named executives are designed so that if assumptions made as to mortality, policy dividends and certain other factors are realized, the Company will recover substantially all premium payments plus a factor for the use of the Company's money. Mr. Justin's maximum benefits under the Supplemental Programs are reduced by benefits payable under his employment contract.

COMPENSATION OF DIRECTORS

   Directors who are not also employees of the company are paid $1,250 month for each month they serve as a director, $500 per directors' meeting attended and $500 per committee meeting attended as members of the Audit or Compensation Committees.

EMPLOYMENT AND SEVERANCE CONTRACTS

   Mr. Justin and the Company have entered into an employment contract, effective from December 1, 1989 until November 30, 1994, under which Mr. Justin is to receive an annual salary of not less than $385,000 and is to render such duties for the Company as are assigned by the Board of Directors, subject to certain limitations. The employment contract may be terminated by the Company if Mr. Justin is adjudged to be guilty of fraud, but not otherwise. If Mr. Justin should die or suffer a long-term disability during the term of the contract, he, his widow or his estate, as applicable, are entitled to receive 75% of his then current salary, which is currently set at $525,000, for the remainder of the term of the contract.

   The Company has severance agreements with four of the five named executive officers (John Justin did not enter into a severance agreement). The form of agreement for these executives provides that, in the event of a termination of the executive's employment with the Company within 24 months following a Change in Control (as hereinafter defined), the Company will promptly pay to the executive a lump-sum cash payment equal to three times the average annualized compensation (including base salary and bonuses or incentives) earned by the executive for the most recent five taxable years before such Change in Control, not to exceed the limitations provided in section 280G of the Internal Revenue Code of 1986, as amended. Each severance agreement has a term of one year, which may be extended or terminated under certain conditions. As of December 31, 1993, the maximum payments under such agreements for each named executive officer would be as follows: Mr. Dickenson -- $1,224,630; Mr. Savitz -- $632,700; Mr. Stout -- $760,200; and Mr. Bennett -- $461,400.

   As used in the severance agreements, a "Change in Control" means any of the following events: (i) a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) unless previously approved by a majority of the Continuing Directors (as defined below), the acquisition of direct or indirect beneficial ownership in the aggregate of securities of the Company representing 20% or more of the total combined voting power of the Company's then issued and outstanding securities by any person, entity or group of associated persons or entities acting in concert, other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding such securities pursuant to the terms of any such plan or Mr. Justin, (iii) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly-owned subsidiary of the Company, (iv) the approval by the shareholders of the Company of any plan or proposal for the liquidation of the Company or (v) a change in the composition of the Board. For purposes of this clause, "Continuing Directors" means those members of the Board who were either
(a) directors at the beginning of such 24-month period or (b) were elected by, or on the nomination or recommendation of, at least two-thirds of the then-existing Board.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies and plans that are intended to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of its officers and key executives with those of its shareholders. Compensation for each of the Company's officers consists of a base salary, annual discretionary incentives and stock option grants which become exercisable in annual twenty percent increments and expire after ten years. The discretionary incentive component is determined in light of the Company's success in achieving financial performance goals. The Committee, however, has complete discretion in determining all compensation amounts (including whether any annual discretionary incentive payments or stock option awards are made and, if so, the amounts thereof) regardless of whether corporate or individual performance goals are achieved. The Committee exercised its complete discretion in setting total compensation for 1993.

     In evaluating corporate performance for purposes of setting the salary and incentive compensation of the Chief Executive Officer and the Company's other officers, the Committee has given first consideration to corporate-wide performance in terms of sales and earnings, and secondarily has taken particular note of management's success in achieving record levels of net income while maintaining its strengths in market share, despite a year of relatively diminished growth in sales of footwear products. The Committee, as a matter of policy generally and with respect to 1993 in particular, viewed all the foregoing items as elements of corporate, and not individual, performance. Individual salary and other compensation decisions for all officers are based primarily on overall Company performance, except in the case of the Vice President -- Brick, whose compensation is based primarily on the performance of Acme Brick Company.

     Although, as stated above, the Committee considered corporate performance as the primary factor in its compensation decisions, the Committee also considered individual performance. The Committee, however, neither quantifies individual performance nor relates individual performance to any specific goals or targets. Based on its evaluation of individual performance, the Committee believes that the Company's officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and methods the Company has implemented and administered have contributed and will continue to contribute to achievement of these goals. The Committee considered such dedication as an element of each officer's past and present performance. The Committee believes that dedication is an intangible element and cannot be measured; therefore, the Committee does not apply any specific weighting to its views about the dedication of each officer.

     Immediately prior to the end of each year, the Committee reviews with the Chief Executive Officer and the Company's human resources executive and approves an annual salary plan for the ensuing year, with such modifications as it may deem appropriate. The Committee considers an officer's total compensation in establishing each element of compensation.

     Annual base salaries are based primarily upon a review of past and present corporate and individual performance, with reference to salary data in similar-sized corporations in all industries and in manufacturing industries, so that such salaries are generally competitive. The survey data used by the Committee was selected due to its consistent inclusion of a large number of companies of comparable size. The Committee also reviewed subsets of this data including All Manufacturing, Nondurable Goods -- Manufacturing, and Rubber and Leather Products -- Manufacturing. In addition, Mr. Justin's employment agreement requires that his annual base salary equal or exceed $385,000. The Committee has complete discretion in setting Mr. Justin's compensation above this amount and in setting the compensation of the other four named executive officers (none of whom have employment agreements with the Company). The Chief Executive Officers' discretionary and contractual base salary fell within the middle range of comparable salaries. The other named executive officers' base salaries also fell within the middle range of comparable salaries.

     Annual discretionary incentive payments are based on the Company's projected year-end operating results versus the financial performance goals established at the beginning of the year. Financial goals consist primarily of sales and net income targets. The Committee noted that the Company significantly exceeded its 1993 net income goal, and, despite failing to achieve its targeted amount, 1993 net sales showed an improvement over the 1992 record. Strategic and management performance are also considered. Strategic performance consists principally of such factors as new product development, new business initiatives and increasing market share. Management performance criteria include productivity and quality improvement, management development, environmental management and control of casualty losses. In exercising its discretion with respect to the annual discretionary incentive amounts, the Committee reviews achievement of these performance goals and determines the amount of bonus awards, if any. The Committee does not, however, use any predetermined formula or assign any specific weight to the various factors in awarding such bonuses. The bonuses awarded each year to the Company's officers appear as "Bonus" compensation in the Summary Compensation Table on page 7.

     In determining the Chief Executive Officer's discretionary bonus amount for 1993, the Committee considered its evaluation of the Company's performance in a general economic climate deemed to be less than highly favorable, both on an absolute basis and relative to the performance of similar companies in similar industries. In determining the bonuses for 1993 for the other officers, the Committee reviewed with the Chief Executive Officer and the human resources executive the recommendations of management based on individual performance and factors comparable to those considered in establishing the award for the Chief Executive Officer.

     The Company believes that grants of options to purchase common stock of the Company, at the market price in effect on the day prior to the date of such grant, has successfully focused the Company's officers and other key executives on building profitability and shareholder value. In determining the grants of stock options to the officers, including the Chief Executive Officer, the Committee reviewed and recommended individual awards, taking into account the same qualitative and quantitative factors discussed above in connection with awarding discretionary incentive compensation. The Committee does not consider the number of options already outstanding in determining option awards.

     Finally, with respect to compensation to be paid to the Company's executive officers after December 31, 1993, it is presently anticipated that all such compensation will be fully deductible by the Company for federal income tax purposes under Section 162 of the Internal Revenue Code.

     The foregoing report has been furnished by the members of the Board of Directors' Compensation Committee.

                                       Bayard H. Friedman
                                       Marvin Gearhart

   The foregoing report of the Compensation Committee shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1993 with the cumulative total return on the Nasdaq Index and a derived peer group index comprised of companies in the footwear and building materials industries. The comparison assumes $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


SEE HARD COPY OF PERFORMANCE CHART


   The broad market index selected for comparison is the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies). The peer group used in the performance graph above consists of six companies -- three in the footwear industry and three in the building materials industry. This index is based on the cumulative total return of each company, assuming reinvestment of dividends, weighted according to the respective issuer's stock market capitalization at the beginning of each year and weighted by industry to the Company's actual ratio of footwear to building materials sales each year. Management believes weighting by industry is relevant since the ratio of sales by industry within the Company from year-to-year is subject to the cyclical nature of the building materials business. The companies used in the peer group index are as follows:

                FOOTWEAR              BUILDING MATERIALS
           ------------------         ------------------
             Genesco, Inc.            Elcor Corporation
           Timberland Company          Morgan Products
              Brown Group              Republic Gypsum

   The foregoing chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   NationsBank Texas participates with four other banks in a $72,000,000 revolving credit agreement with the Company. Mr. Joseph R. Musolino, a director of the Company, is Vice Chairman of NationsBank Texas. At December 31, 1993, $40,000,000 was outstanding to the Company under the credit agreement, of which NationsBank Texas provided $13,333,000. In addition, NationsBank Texas participates with two other banks in a $30,000,000 term loan agreement with the Company, of which $11,143,000 was owed to NationsBank Texas at December 31, 1993. During 1993, the Company paid or accrued approximately $1,181,499 in interest and fees to NationsBank Texas.

   The law firm of Kelly, Hart & Hallman, a professional corporation, of which Mr. Dee J. Kelly, a director of the Company, is a shareholder and director, acted as the Company's principal outside legal counsel in 1993 and is continuing to do so in 1994.

                                  OTHER MATTERS

THE SOLICITATION

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telegraph, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

AUDITORS

   Ernst & Young, the Company's independent public accountants for the past twenty-two years, has been selected by the Board of Directors as the Company's independent public accountants for the current year. Representatives of Ernst & Young are expected to be present at the Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

ANNUAL REPORT

   A copy of the Company's 1993 Annual Report is being mailed to shareholders contemporaneously with the mailing of this Proxy Statement.

PROPOSALS TO BE PRESENTED AT THE 1995 ANNUAL MEETING OF SHAREHOLDERS

   Any qualified shareholder of the Company wishing to present a proposal for consideration by all shareholders at the annual meeting currently scheduled to be held on March 17, 1995, must notify the Company by October 26, 1994 to have the proposal considered for inclusion in the Proxy Statement and form of proxy related to that meeting. Any such notification should be addressed to the Corporate Secretary, Justin Industries, Inc., P. O. Box 425, Fort Worth, Texas 76101. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                 By Order of the Board of Directors


                                 /S/ JOHN JUSTIN

                                 JOHN JUSTIN
                                 Chairman of the Board and
                                 Chief Executive Officer


February 23, 1994


- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                             JUSTIN INDUSTRIES, INC.

   This Proxy is solicited on behalf of the Board of Directors for the Annual
     Meeting of Shareholders to be held at 10:30 a.m., March 18, 1994 or any postponement or adjournment thereof.

THE UNDERSIGNED hereby constitute(s) and appoint(s) JOHN JUSTIN, BAYARD H. FRIEDMAN and DEE J. KELLY and each of them, Proxies, with full power of substitution, to represent and to vote all shares of the Common Stock of Justin Industries, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the above stated Annual Meeting, and at any postponement or adjournment thereof, as follows:

The Board of Directors recommends a vote FOR election of all nominees in Proposal 1.

  1.  The election of directors.
      (  ) VOTE FOR all nominees listed below.    (  ) AUTHORITY WITHHELD to
                                                       vote for all nominees
                                                       listed below.

     INSTRUCTION: To vote for the election of less than all the nominees listed below, mark FOR above and strike a line through the name(s) of the person(s) for whose election you do not wish to vote.

     John Justin               Marvin Gearhart         Joseph R. Musolino
     J. T. Dickenson           Robert E. Glaze         John V. Roach
     Bayard H. Friedman        Dee J. Kelly            Dr. William E. Tucker


                 (Continued And To Be Signed On The Other Side)

- - --------------------------------------------------------------------------------

        (Continued From Other Side)  Reinvestment   Proxy No.     Shares in
                                        Shares                    Your Name

This Proxy will be voted in accordance with the undersigned shareholder's specifications hereon. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES IN PROPOSAL 1. AS TO SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES NAMED ON THE REVERSE HEREOF ACCORDING TO THEIR DISCRETION. RECEIPT OF THE NOTICE OF THE MEETING AND THE ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


                              Dated:
                                     ------------------------------------------


                              --------------------------------------------------
                                               (Signature)


                              --------------------------------------------------
                                       (Signature if held jointly)

                              Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

             Please vote, date, sign, and return this Proxy promptly
                  using the enclosed postage prepaid envelope.